UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
April 23, 2009

Date of Report (Date of earliest event reported)
FIRST COMMUNITY BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-19297	55-0694814

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 989 Bluefield, Virginia	24605-0989

(Address of principal executive offices)	(Zip Code)
(276) 326-9000

(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure
On April 23, 2009, First Community Bancshares, Inc. (the “Company”) held a public conference call to discuss its financial results for the quarter ended March 31, 2009. The conference call was previously announced in the earnings release dated April 22, 2009. The following are the prepared remarks.
John M. Mendez, President and Chief Executive Officer —
We are very pleased with our first quarter results which we believe reflect relatively strong operations for the industry. We reported net income of $5.23 million and net income available to common stockholders of $4.66 million. While these results represent a decrease from the comparable quarter in 2008, we feel that they are indicative of a strong core bank and quite good considering the difficult economy in which we are operating today.
We achieved bottom line results which reflect a 10.61% annualized return to common stockholders after a $2.1 million credit provision. Considering net loan charge-offs for the quarter, we were able to build an additional $577 thousand in loan loss reserves and increase our reserve ratio to 1.3%, up from 1.23%.
The increase in reserves was made despite an actual decline in non-performing loans for the quarter. I think this small favorable movement will be the exception to the rule for the industry this quarter. This is not intended to signal that we have turned the corner on loan issues but rather to say, that we have been able to manage problem loans at a lower level than the industry. It also speaks to our underwriting and our credit culture, in that we have, in most cases, a reasonable opportunity at problem resolution based on secured lending, LTV’s and borrower underwriting.
We were also very pleased that we were able to utilize the new accounting for impairment which allowed us to recover a good portion of the bond impairment charges taken in the fourth quarter. This recovery came in the form of prior period adjustment to retained earnings in the amount of $6.2 million. I can say that we feel it was welcome relief from bad accounting that didn’t work and failed to distinguish credit and non-credit components of OCI and a mindset that could never imagine such deep discounts on cash flows of performing bonds held for long-term investment as we are seeing in the market today.
On April 2 we announced our first quarter dividend in the amount of $0.10 per share. This represents a reduction from $0.28 per share; however, our yield on yesterday’s closing market price was about 3.3%. This temporary dividend reduction provides a strong capital build opportunity of up to $15 million annually...perhaps more, depending on our actual annual earnings. We believe this cut was a prudent move in this economy and we are focused on the favorable impact this dividend adjustment will have on our tangible common equity to tangible assets ratio.
Capital ratios remain strong at both the holding company and bank level. We continue to monitor capital positions relative to our risk profile and as noted in the dividend cut, we are taking measures to further enhance our position. We continue to believe opportunistic acquisitions may present themselves in the near term and will manage capital accordingly to take advantage of these opportunities. Acquisition opportunities in the near-term would, of course, be focused on all-stock transactions, in the event those opportunities arise. We will be particularly focused on capital accretive opportunities with strong partners.
Moving to M & A, earlier this month, we were pleased to announce our pending acquisition of TriStone Community Bank. We expect this to be a great in-market partnership that will bring a strong team of commercial and retail bankers to our Winston-Salem market. We are very pleased to be bringing on Skip Brown and Mark Evans and the excellent staff they have built. This will increase our Winston and North

Carolina franchise by over $150 million in total assets and raises our North Carolina resources to over $500 million, making it our second largest state market. We expect this transaction to close on a fairly rapid schedule and probably in the July timeframe.
I would also note that our integration of Coddle Creek Financial continues to go smoothly and we remain bullish on the long-term growth prospects of the Lake Norman region. We are closely monitoring our planned cost saves and we feel that we are on target to achieve our forecast in that area.
In the insurance arena, we are pleased to report that the December 2008 acquisition of Carr & Hyde in Warrenton, Virginia, as well as our mid-year 2008 acquisition of REL, have resulted in strong increases in commission revenues for the first quarter of 2009. Our wholly-owned agency, GreenPoint Insurance Group had its best quarter since its acquisition in September 2007, largely due to the recent acquisitions and strong contingency revenues posted in the first quarter.
David D. Brown, Chief Financial Officer —
As you all saw from yesterday’s release, we made $5.2 million in the first quarter. After preferred dividends, we made $4.7 million or 40 cents per share. On a core basis, we improved from last quarter by $711 thousand, or about a nickel a share.
From year-end, we grew deposits $79.7 million, a 21% annualized growth rate. The certificate portfolio saw the largest growth, but certainly all categories increased. That growth was also seen in the average balances. Adjusted to a same-store basis, average deposits increased approximately $60 million. The increase in deposits has come at a reasonable cost, as we have kept our CD pricing at the low end of the competitive spectrum of our markets. End-of-period loans decreased slightly from year-end as we are seeing low loan demand. New loan production for the quarter was approximately $104 million.
Margin declined modestly and came in at 3.73% for the first quarter. As you can see by the balance sheet and the averages, we carried a very generous liquidity position throughout the first quarter. Throughout March, we generally sold between $90 and $100 million overnight. This was a conscious decision to build liquidity in a very unstable environment. However, while liquidity enhances safety and soundness, it puts a strain on margin. When adjusted back to a normalized level of liquidity and investing the excess in loans, margin for the quarter would have been closer to 3.84%.
We made a $2.1 million provision for loan losses during the first quarter, bringing allowance to 1.30% of loans. For the quarter, we covered 138% of net charge-offs, increasing loan loss reserve by $577 thousand despite the down tick in loan totals. Credit quality continues to compare very favorably to peer performance.
Wealth management revenues continue to increase despite falling account values. IPC contributed $59 thousand to the increase and Trust contributed $26 thousand. On a linked-quarter basis, deposit account service charges decreased $540 thousand. We still continue to see decreased consumer spending and increased saving, leading to lower account service charges. Insurance revenues were a record $2.3 million for the first quarter. The increase is driven by the addition of new agencies and annual contingency revenues of approximately $850 thousand. First quarter EBT at GIG was a record $688 thousand.
As of the end of the first quarter we determined a few of the equity positions we held were impaired. Those were actually about five different names and concentrated in the micro-cap banking sector.
As always, we completed a thorough analysis on each of the pooled trust preferred CDO positions. As of March 31st, we did not see any further adverse cash flow changes and thus no additional impairment charges. As John noted earlier, we early adopted the new accounting guidance and reclassified approximately $6.2 million of prior OTI as non-credit impairment. We truly feel this is a more appropriate way to look at debt security impairments and applaud the FASB for their quick work.
In the area of non-interest expense, first quarter efficiency ratio was 58.3%. Salaries and benefits increased $731 thousand on a linked-quarter basis. $188 thousand of that increase was attributable to Mooresville and $305 thousand was Greenpoint. Linked-quarter, increases in the core bank on a same-store basis were modest at only $238 thousand, and really down further when considering the incentive reduction last quarter. Total FTE at quarter-end was 639, relatively flat compared to last quarter.
Compared to last quarter, we had a large decrease in other expenses of about $824 thousand. Contributing to that were decreases in general marketing of $172 thousand, consulting and legal of $99 thousand, fraud losses and other charges of $233 thousand, and other real estate costs of $155 thousand. Also offsetting those decreases was an increase in FDIC assessments of $129 thousand. I expect that increase to get even larger as have used up our credit and the premiums have been pushed up significantly. Looking toward next quarter, we could see an increase of $300 thousand over first quarter. The special assessment, in whatever form it arrives, will also take a toll in the second half.
Total risk-based capital at the holding company is expected to be approximately 10.5% and at the bank, 10.1%. The decreases from last quarter are driven by downgrades of investment securities and the treatment of those bonds in the risk-based capital calculation. We are effectively adding over $500 million in additional risk-weighted assets for the securities below investment grade.
Gary R. Mills, Chief Credit Officer —
The total FCB loan portfolio measured $1.279 billion at March 31, 2009 as compared to $1.301 billion at year end 2008; representing a decline of approximately $21 million. The loan-to-deposit ratio as of March 31, 2009, was 80.79% as compared to 86.45% as of December 31, 2008. All segments of the FCB loan portfolio contributed to the 1st quarter decline in loan balances, with the most significant declines occurring in the Construction, Land Development, and Vacant Land segment (-$6.306 million) and the Residential Real Estate segment (-$4.841 million). Loan transactions that had a significant impact on the portfolio balance performance included the resolution of a $1.1 million A&D non-accrual loan relationship; the positive resolution of a $2.9 million non-accrual hotel credit; a $2.0 million pay down on a revolving C & I loan; and the origination of 3 new loan relationships totaling approximately $10 million.
FCB asset quality metrics improved during the 1st quarter. Loans 30-89 days delinquent were $9.705 million, or .76%, as compared to $12.829 million, or .99%, at year-end. Non-accrual loans measured $10.628 million, or .83%, as compared to $12.763 million, or .98%, at year-end. Total delinquency for the quarter was 1.59% as compared to 1.97% at year-end. The aforementioned resolution of the A&D loan and the Hotel credit had the most significant impact on non-accrual loans. As to be expected, some of the non-accrual loan resolution has resulted from liquidation, which in turn has impacted OREO. OREO at quarter-end totaled $3.1 million as compared to $1.3 million at year-end. NPA’s as a percentage of total assets measured 0.62% as compared to 0.66% at year-end.
The ALLL totaled $16.555 million at quarter-end, which equates to 1.30% of total loans and provides a non-performing loan coverage ratio of 156%. The ALLL at year-end measured $15.978 million, or 1.23% of total loans, and provided a non-performing loan coverage ratio of 125%. The declining loan portfolio and reduced non-accrual loans partially contributed to the improved ALLL ratios. Additionally, the provision exceeded net charge-offs approximately $577 thousand, resulting in a provision to net charge-off ratio of 138%.

This Current Report on Form 8-K contains forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-K for the most recent year ended. Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements contained within this news release.
In accordance with General Instruction B.2 of Form 8-K, the information in this Current Report on Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that Section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing or document.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST COMMUNITY BANCSHARES, INC.
Date: April 23, 2009	By:	/s/ David D. Brown
David D. Brown
Chief Financial Officer